Exhibit 10.1
EXECUTION VERSION
AMENDMENT NO. 3 dated as of May 20, 2020 (this “Amendment”), among ENTEGRIS, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.
Reference is made to the Credit and Guaranty Agreement dated as of November 6, 2018, as heretofore amended (the “Credit Agreement”), among the Borrower, certain subsidiaries of the Borrower party thereto, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined in this Amendment have the meanings specified in the Credit Agreement.
The Borrower has requested certain amendments to the Credit Agreement, and the Lenders party hereto, which collectively constitute the Majority in Interest of the Revolving Lenders, have agreed to such amendments on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:
SECTION 1. Amendments. Effective as of the Amendment No. 3 Effective Date the Credit Agreement (excluding the Schedules and Exhibits thereto, each of which shall remain as in effect immediately prior to the Amendment No. 3 Effective Date) is hereby amended by inserting the language indicated in single underlined text (indicated textually in the same manner as the following example: single-underlined text) in Annex I hereto and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: ~~stricken text~~) in Annex I hereto.
SECTION 2. Conditions to Effectiveness of this Amendment No. 3. This Amendment shall become effective on the first date (the “Amendment No. 3 Effective Date”) on which the following conditions shall have been satisfied or waived:
(a)The Administrative Agent shall have executed a counterpart of this Amendment and shall have received from the Borrower and the Majority in Interest of the Revolving Lenders either (i) a counterpart of this Amendment signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic image scan transmission) that such party has signed a counterpart of this Amendment.
(b)The Administrative Agent shall have received a closing certificate, dated the Amendment No. 3 Effective Date and signed by the chief financial officer of the Borrower, certifying as to the accuracy of the representations and warranties set forth in Section 3 hereof.
(c)The Borrower shall have paid to the Administrative Agent all expenses due and payable on or prior to the Amendment No. 3 Effective Date pursuant to

2
the Credit Agreement to the extent invoiced at least one Business Days prior to the Amendment No. 3 Effective Date (or such later date as is reasonably agreed by the Borrower).
SECTION 3. Representations and Warranties. The Borrower represents and warrants that, on and as of the Amendment No. 3 Effective Date:
(a)(i) this Amendment and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Borrower and (ii) this Amendment has been duly executed and delivered by the Borrower and is the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;
(b)no Default or Event of Default has occurred and is continuing; and
(c)the representations and warranties of each Credit Party set forth in Section 4 of the Credit Agreement and the other Credit Documents are true and correct in all material respects (provided that any representation or warranty that is already qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of the Amendment No. 3 Effective Date (immediately after giving effect to this Amendment), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (provided that any representation or warranty that is already qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects) as of such earlier date; provided that, for purposes of this clause, (a) the term “Historical Financial Statements”, as used in Section 4.7 of the Credit Agreement, shall mean the consolidated financial statements of the Borrower most recently delivered pursuant to Section 5.1 of the Credit Agreement and (b) the term “Closing Date”, as used in the Sections 4.7, 4.18 and 4.20 of the Credit Agreement, shall mean the Amendment No. 3 Effective Date.
SECTION 4. Effect of Amendment. (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any Agent, any Arranger, any Lender, any Issuing Bank or the Swing Line Lender under the Credit Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document, all of which, as amended, supplemented or otherwise modified hereby, are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Credit Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document in similar or different circumstances. This Amendment shall constitute a Credit Document for all purposes of the Credit Agreement and the other Credit Documents. On and after the Amendment No. 3 Effective Date, each reference in the Credit Agreement to

“this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference in any other Credit Document to the “Credit Agreement”, shall be deemed to be a reference to the Credit Agreement as amended hereby.
(b)The Credit Agreement, as specifically amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents executed prior to the Amendment No. 3 Effective Date and all of the Collateral described therein do and shall continue in full force and effect to secure where they purport to do so the payment of all Obligations of the Credit Parties under the Credit Documents, in each case as amended by this Amendment.
(c)The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender, the Administrative Agent or the Collateral Agent under any of the Credit Documents, nor constitute a waiver of any provision of any of the Credit Documents.
SECTION 5. No Novation. The Borrower has requested, and the Lenders party hereto have agreed, that the Credit Agreement be, effective from the Amendment No. 3 Effective Date, amended as set forth herein. This Amendment shall not constitute a novation of any Indebtedness or other obligations owing to the Lenders or the Agents under the Credit Agreement.
SECTION 6. Headings. Section headings herein are included for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
SECTION 7. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
SECTION 8. Consent to Jurisdiction; Waiver of Jury Trial. The provisions of Sections 10.15 and 10.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.
SECTION 9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature”

4
and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ENTEGRIS, INC.
by
/s/ Gregory B. Graves
Name: Gregory B. Graves
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Amendment No. 3]

MORGAN STANLEY SENIOR FUNDING, INC., individually, as Administrative Agent by
/s/ Lisa Hanson
Name: Lisa Hanson
Title: Vice President

[Signature Page to Amendment No. 3]

LENDERS’ SIGNATURES ON FILE WITH THE ADMINISTRATIVE AGENT

ANNEX I

CREDIT AND GUARANTY AGREEMENT
dated as of November 6, 2018, among
ENTEGRIS, INC.,
CERTAIN SUBSIDIARIES OF ENTEGRIS, INC.,
as Guarantors,
THE LENDERS PARTY HERETO
and
MORGAN STANLEY SENIOR FUNDING, INC.
as Administrative Agent and Collateral Agent

GOLDMAN SACHS BANK USA, BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC., MORGAN STANLEY SENIOR FUNDING, INC., PNC CAPITAL MARKETS LLC and SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arrangers and Joint Bookrunners

~~$700,000,000 Senior Secured Credit Facilities~~

[CS&M Ref. No. ~~4020-862~~8669-384]

TABLE OF CONTENTS
Page
SECTION 1. DEFINITIONS AND INTERPRETATION 1
1.1. Definitions 1
1.2. Accounting Terms; Certain Calculations 70
1.3. Interpretation, Etc ~~72~~73
1.4. Currency Translation ~~73~~74
1.5. Classification of Loans and Borrowings 74
1.6. Divisions 74
SECTION 2. LOANS AND LETTERS OF CREDIT 74
2.1. Term Loans 74
2.2. Revolving Loans 75
2.3. Letters of Credit ~~76~~77
2.4. Pro Rata Shares; Obligations Several; Availability of Funds 88
2.5. Use of Proceeds ~~88~~89
2.6. Evidence of Debt; Register; Notes ~~88~~89
2.7. Interest on Loans and Letter of Credit Disbursements ~~89~~90
2.8. Conversion/Continuation 91
2.9. Default Interest 92
2.10. Fees 92
2.11. Scheduled Installments; Repayment on Maturity Date 93
2.12. Voluntary Prepayments/Commitment Reductions; Call Protection 94
2.13. Mandatory Prepayments/Commitment Reductions ~~95~~96
2.14. Application of Prepayments; Waivable Mandatory Prepayments 99
2.15. General Provisions Regarding Payments 100
2.16. Ratable Sharing ~~101~~102
2.17. Making or Maintaining Eurodollar Rate Loans 102
2.18. Increased Costs; Capital Adequacy and Liquidity 105
2.19. Taxes; Withholding, Etc ~~106~~107
2.20. Obligation to Mitigate ~~110~~111
2.21. Defaulting Lenders 111
2.22. Replacement and Termination of Lenders 114
2.23. Incremental Facilities 115
2.24. Extension/Modification Offers ~~119~~120
2.25. Refinancing Facilities 121
SECTION 3. CONDITIONS PRECEDENT 124
3.1. Closing Date 124
3.2. Each Credit Extension ~~125~~126
SECTION 4. REPRESENTATIONS AND WARRANTIES 126
4.1. Organization; Requisite Power and Authority; Qualification ~~126~~127
4.2. Equity Interests and Ownership ~~126~~127
4.3. Due Authorization 127

4.4. No Conflict 127
4.5. Governmental Approvals 127
4.6. Binding Obligation ~~127~~128
4.7. Historical Financial Statements; Projections ~~127~~128
4.8. No Material Adverse Change 128
4.9. Adverse Proceedings 128
4.10. Payment of Taxes 128
4.11. Properties 128
4.12. Environmental Matters 129
4.13. No Defaults 129
4.14. Governmental Regulation 129
4.15. Federal Reserve Regulations ~~129~~130
4.16. Employee Matters ~~129~~130
4.17. Employee Benefit Plans 130
4.18. Solvency ~~130~~131
4.19. Compliance with Laws ~~130~~131
4.20. Disclosure ~~130~~131
4.21. Collateral Matters 131
4.22. Insurance ~~132~~133
4.23. Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act ~~132~~133
SECTION 5. AFFIRMATIVE COVENANTS 133
5.1. Financial Statements and Other Reports 133
5.2. Existence 137
5.3. Payment of Taxes 137
5.4. Maintenance of Properties 137
5.5. Insurance ~~137~~138
5.6. Books and Records; Inspections ~~138~~139
5.7. Lenders Meetings 139
5.8. Compliance with Laws 139
5.9. Environmental Matters ~~139~~140
5.10. Subsidiaries ~~140~~141
5.11. Additional Collateral ~~140~~141
5.12. Further Assurances 141
5.13. Maintenance of Ratings 141
5.14. Post-Closing Matters 141
SECTION 6. NEGATIVE COVENANTS ~~141~~142
6.1. Indebtedness ~~141~~142
6.2. Liens ~~145~~146
6.3. No Further Negative Pledges 148
6.4. Restricted Junior Payments 149
6.5. Restrictions on Subsidiary Distributions 151
6.6. Investments ~~152~~153
6.7. Financial Covenant ~~155~~156
6.8. Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries ~~155~~156

6.9. Sales and Leasebacks 158
6.10. Transactions with Affiliates 158
6.11. Conduct of Business 159
6.12. Hedge Agreements 159
6.13. Amendments or Waivers of Organizational Documents and Certain Agreements 159
6.14. Fiscal Year 159
SECTION 7. GUARANTEE ~~159~~160
7.1. Guarantee of the Obligations ~~159~~160
7.2. Indemnity by the Borrower; Contribution by the Guarantors ~~159~~160
7.3. Liability of Guarantors Absolute 161
7.4. Waivers by the Guarantors ~~162~~163
7.5. Guarantors’ Rights of Subrogation, Contribution, Etc ~~163~~164
7.6. Continuing Guarantee 164
7.7. Authority of the Guarantors or the Borrower 164
7.8. Financial Condition of the Credit Parties ~~164~~165
7.9. Bankruptcy, Etc ~~164~~165
7.10. Keepwell ~~165~~166
SECTION 8. EVENTS OF DEFAULT ~~165~~166
8.1. Events of Default ~~165~~166
SECTION 9. AGENTS 169
9.1. Appointment of Agents 169
9.2. Powers and Duties 169
9.3. General Immunity ~~169~~170
9.4. Acts in Individual Capacity 172
9.5. Lenders’ and Issuing Banks’ Representations, Warranties and Acknowledgments 172
9.6. Right to Indemnity 173
9.7. Successor Administrative Agent and Collateral Agent ~~173~~174
9.8. Collateral Documents and Obligations Guarantee ~~174~~175
9.9. Withholding Taxes 177
9.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim ~~177~~178
9.11. Certain ERISA Matters ~~178~~179
SECTION 10. MISCELLANEOUS ~~179~~180
10.1. Notices ~~179~~180
10.2. Expenses ~~181~~182
10.3. Indemnity 182
10.4. Set-Off ~~183~~184
10.5. Amendments and Waivers 184
10.6. Successors and Assigns; Participations 188
10.7. Independence of Covenants 195
10.8. Survival of Representations, Warranties and Agreements 195
10.9. No Waiver; Remedies Cumulative 196
10.10. Marshalling; Payments Set Aside 196

10.11. Severability ~~196~~197
10.12. Independent Nature of Lenders’ Rights ~~196~~197
10.13. Headings ~~196~~197
10.14. APPLICABLE LAW 197
10.15. CONSENT TO JURISDICTION 197
10.16. WAIVER OF JURY TRIAL ~~197~~198
10.17. Confidentiality 198
10.18. Usury Savings Clause ~~199~~200
10.19. Counterparts 200
10.20. Effectiveness; Entire Agreement 200
10.21. PATRIOT Act 200
10.22. Electronic Execution of Assignments ~~200~~201
10.23. No Fiduciary Duty ~~200~~201
10.24. Permitted Intercreditor Agreements 201
10.25. Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions ~~202~~203
10.26. ~~Acknowledgemen~~tAcknowledgment Regarding any Supported QFCs ~~2023~~203

CREDIT AND GUARANTY AGREEMENT dated as of November 6, 2018, among ENTEGRIS, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER party hereto, as Guarantors, the LENDERS party hereto and MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as Administrative Agent and Collateral Agent.
The Lenders have agreed, on the terms and conditions set forth herein, to extend credit facilities to the Borrower in an aggregate principal amount of $700,000,000 as of the Closing Date, consisting of Tranche B Term Loans in an aggregate principal amount of $400,000,000 as of the Closing Date and Revolving Commitments in an aggregate ~~initial~~ amount of $300,000,000 as of the Closing Date.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1.  DEFINITIONS AND INTERPRETATION
1.1.  Definitions. As used in this Agreement (including the recitals hereto), the following terms have the meanings specified below:
“Acquisition” means the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.
“Acquisition Consideration” means, with respect to any Acquisition, (a) the purchase consideration for such Acquisition, whether paid in Cash or other property (valued at the fair value thereof, as determined reasonably and in good faith by a Financial Officer of the Borrower), but excluding any component thereof consisting of Equity Interests in the Borrower (other than any Disqualified Equity Interests), and whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any earnouts and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the Person or assets acquired, provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP to be established by the Borrower or any Restricted Subsidiary in respect thereof at the time of the consummation of such Acquisition, and (b) the aggregate amount of Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with such Acquisition.
“Adjusted Eurodollar Rate” means, for any Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (a) (i) the rate per annum determined by the Administrative Agent to be the rate that appears on the page of the Reuters Screen that displays the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on the Interest Rate Determination Date for such Interest Period, or (ii) in the event the rate referred to in the preceding clause (i) does not appear on such page or if the Reuters Screen shall cease to be available, the rate per annum determined by the Administrative Agent in consultation with the Borrower to be the offered rate on such other page or other service that displays the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to one minus the Applicable Reserve Requirement; provided that, notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than zero.
“Administrative Agent” means Morgan Stanley, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 9.
“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened against or affecting the Borrower or any Restricted Subsidiary or any property of the Borrower or any Restricted Subsidiary.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” as defined in Section 2.17(b).
“Affected Loans” as defined in Section 2.17(b).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with the Person specified.
“Agent” means each of (a) the Administrative Agent, (b) the Collateral Agent, (c) the Arrangers and (d) any other Person appointed under the Credit Documents to serve in an agent or similar capacity, including any Auction Manager.
“Aggregate Amounts Due” as defined in Section 2.16.
“Aggregate Payments” as defined in Section 7.2(b).
“Agreement” means this Credit and Guaranty Agreement dated as of November 6, 2018.
“Amendment No. 2” means that certain Amendment No. 2 dated as of October 31, 2019, to this Agreement.
2

lesser of (i) the amount of all Investments made using the Available Basket Amount in such Unrestricted Subsidiary (including any such Investment deemed made pursuant to the definition of the term “Unrestricted Subsidiary”), net of the aggregate amount, if any, by which the Available Basket Amount shall have been increased prior to such time in respect of such Investments pursuant to clause (c) above, and (B) the fair value of such Unrestricted Subsidiary (as determined reasonably and in good faith by an Authorized Officer of the Borrower) at the time it is designated as a Restricted Subsidiary or the time of such merger, consolidation, transfer, conveyance or liquidation, as applicable, plus
(e)  the Declined Mandatory Prepayment Retained Amount as of such date, minus
(f)  the aggregate amount of Permitted Stock Repurchases made after the Closing Date and on or prior to such date, minus
(g)  the portion of the Available Basket Amount previously utilized pursuant to Section 6.4(m) or 6.6(r), with the utilization pursuant to Section 6.6(r) for any Acquisition being the Acquisition Consideration in respect thereof and the utilization pursuant to Section 6.6(r) for any other Investment (or any deemed Investment in respect of any designation of an Unrestricted Subsidiary) being the amount thereof as of the date the applicable Investment is made, determined in accordance with the definition of “Investment” (or the definition of “Unrestricted Subsidiary”).
“Available Excess Cash Flow Amount” means, as of any date, an amount equal to the sum, for the Fiscal Years of the Borrower in respect of which financial statements and the related Compliance Certificate have been delivered in accordance with Sections 5.1(a) and 5.1(d), and for which prepayments required by Section 2.13(d) (if any) have been made, in each case on or prior to such date (commencing with the Fiscal Year ending December 31, 2019), of the products of (a) the amount of Consolidated Excess Cash Flow (to the extent such amount exceeds zero) for each such Fiscal Year multiplied by (b) the Retained ECF Percentage for such Fiscal Year (it being understood that the Retained ECF Percentage of Consolidated Excess Cash Flow for any such Fiscal Year shall be included in the Available Excess Cash Flow Amount regardless of whether a prepayment is required for such Fiscal Year under Section 2.13(d)).
“Backstopped Letter of Credit” as defined in Section 2.3(a).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”

“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted Eurodollar Rate that would be applicable to a Eurodollar Rate Loan with an Interest Period of one month commencing on such day plus ~~1~~1.00%; provided that, notwithstanding the foregoing, the Base Rate shall at no time be less than 1.00% per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as the case may be.
“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.
“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System.
“Borrower” as defined in the preamble hereto.
“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.
“Business Day” means any day other than a Saturday or Sunday, a day that is a legal holiday under the laws of the State of New York or a day on which banking institutions located in such State are authorized or required by law to remain closed; provided that, with respect to all notices, determinations, fundings and payments in connection with the Adjusted companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and (h) marketable corporate bonds for which an active trading market exists and price quotations are available, in each case maturing within two years after such date and issued by Persons that are not Affiliates of the Borrower and where such Persons (i) in the case of any such bonds maturing more than 12 months from the date of the acquisition thereof, have a long-term credit rating of at least AA- from S&P or Aa3 from Moody’s or (ii) in the case of any such bonds maturing less than or equal to 12 months from the date of the acquisition thereof, have a long-term credit rating of at least A+ from S&P or A1 from Moody’s, provided that the portfolio of any such bonds included as Cash Equivalents at any time shall have a weighted average maturity of not more than 360 days.
“Cash Management Services” means cash management and related services provided to the Borrower or any Restricted Subsidiary, including treasury, depository, return items, overdraft, controlled disbursement, cash sweeps, zero balance arrangements, merchant stored value cards, e-payables, electronic funds transfer, interstate depository network and automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) services and credit cards, credit card processing services, debit cards, stored value cards and commercial cards (including so-called “~~‘~~purchase cards”, “procurement cards” or “p-cards”) arrangements.
“Cash Management Services Provider” means any Person that (a) is, or was on the Closing Date, an Agent, an Arranger or any Affiliate of any of the foregoing, whether or not such Person shall have been an Agent, an Arranger or any Affiliate of any of the foregoing at the time the applicable agreement in respect of Cash Management Services was entered into, (b) is a counterparty to an agreement in respect of Cash Management Services in effect on the Closing Date and is a Lender or an Affiliate of a Lender as of the Closing Date or (c) becomes a counterparty after the Closing Date to an agreement in respect of Cash Management Services at a time when such Person is a Lender or an Affiliate of a Lender.
“Covered Entity” means (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 10.26.
“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Internal Revenue Code and (b) each Subsidiary of any such controlled foreign person.
“CFC Holding Company” means each Domestic Subsidiary that is treated as a partnership or a disregarded entity for United States federal income tax purposes and that has no material assets other than assets that consist (directly or indirectly through disregarded entities or partnerships) of Equity Interests or indebtedness (as determined for United States tax purposes) in one or more CFCs or CFC Holding Companies.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Equity Interests in the Borrower representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower or (b) the occurrence of any “change of control” (or similar event, however denominated) under and as defined in any Permitted Senior Notes Indebtedness Document, any Permitted Credit Agreement Refinancing Indebtedness Document, any Permitted Incremental Equivalent Indebtedness Document or any credit agreement, indenture or other agreement or instrument evidencing or governing the rights of the holders of any other Material Indebtedness of the Borrower or any Restricted Subsidiary.
“Claiming Guarantor” as defined in Section 7.2(b).
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Tranche B Term Loans or Loans of another “Class” established pursuant to Section 2.23, 2.24 or 2.25 as contemplated below, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or a Tranche B Term Loan Commitment or a Commitment of another “Class” established pursuant to Section 2.23, 2.24 or 2.25 as contemplated below and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class. Additional Classes of Loans, Borrowings, Commitments and Lenders may be created pursuant to Section 2.23, 2.24 or 2.25 and, as provided in Section 2.23, 2.24 or 2.25, any Incremental Term Loans, any Extended/Modified Term Loans or any Refinancing Term Loans may be treated as a single Class with any other Class of Term Loans having the same terms as such Incremental Term Loans, Extended/Modified Term Loans or Refinancing Term Loans, as applicable.
“Closing Date” means the date on which the conditions specified in Section 3.1 ~~have been~~were satisfied (or waived in accordance with Section 10.5), which date is acknowledged to be November 6, 2018.
“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit B.

prior to such date in reliance on this clause (a), (B) the aggregate amount of Incremental Revolving Commitments that shall have been established prior to such date in reliance on this clause (a) and (C) the aggregate outstanding principal amount of any Permitted Incremental Equivalent Indebtedness that shall have been incurred prior to such date in reliance on this clause (a) (the amounts available on such date under this clause (a) being referred to as the “Unrestricted Incremental Amount”), plus
(b)  an additional amount so long as, in the case of this clause (b), after giving Pro Forma Effect to the incurrence of Indebtedness with respect to which the Incremental Amount is being determined and the use of proceeds thereof (but without netting the Cash proceeds of such Indebtedness and any other Indebtedness incurred substantially concurrently therewith), and assuming, solely for purposes of this determination, that the entire amount of the Incremental Commitments with respect to which the Incremental Amount is being determined are fully funded as Loans, (i) in the case of the establishment of any Incremental Commitments or the incurrence of any Permitted Incremental Equivalent Indebtedness that is secured, the Secured Net Leverage Ratio, determined as of the last day of the Test Period most recently ended on or prior to such date, shall not exceed ~~2:75:1.00~~2.75:1.00 or (ii) in the case of incurrence of any Permitted Incremental Equivalent Indebtedness that is Permitted Unsecured Indebtedness, either (A) the Total Net Leverage Ratio, determined as of the last day of the Test Period most recently ended on or prior to such date, shall not exceed 4.50:1.00 or (B) solely in the case of the incurrence of any such Permitted Incremental Equivalent Indebtedness the proceeds of which are used to finance an Acquisition, the Total Net Leverage Ratio, determined as of the last day of the Test Period most recently ended on or prior to such date, shall not exceed the Total Net Leverage Ratio, determined as of such date but without giving Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof;
provided that (I) if, for purposes of determining capacity under clause (b) above, Pro Forma Effect is given to the entire committed amount of any Indebtedness with respect to which the Incremental Amount is being determined, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without any further testing under this definition (provided that such committed amount shall, solely for purposes of calculating availability under clause (b) above, at all times thereafter be deemed to be fully funded as Indebtedness for borrowed money), (II) in the case of any Incremental Commitments or Permitted Incremental Equivalent Indebtedness established or incurred concurrently in reliance on the Unrestricted Incremental Amount and in reliance on clause (b) above, the amount of such Incremental Commitments or Permitted Incremental Equivalent Indebtedness established or incurred in reliance on the Unrestricted Incremental Amount shall be disregarded for purposes of calculating the Secured Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, under clause (b) above, (III) in the case of any Incremental Commitments or Permitted Incremental Equivalent Indebtedness established or incurred in reliance on clause (b) above, any Revolving Loans incurred concurrently therewith or any other Indebtedness incurred concurrently therewith pursuant to and in accordance with any clause of Section 6.1 that does not require observance of the Secured Net Leverage Ratio or the Total Net Leverage Ratio shall be disregarded for purposes of calculating the Secured Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, under clause (b) above, (IV) in the case of any Incremental Term Loan Commitment or Permitted Incremental Equivalent Indebtedness established or incurred in reliance on clause (b) above, to the extent the proceeds thereof are intended to be applied to unused Revolving Commitments, Tranche B Term Loan Exposure and Term Loan Exposure of each such other Class of all the Lenders at such time. For purposes of this definition, the amount of Revolving Exposure, unused Revolving Commitments, Tranche B Term Loan Exposure and Term Loan Exposure of any other Class shall be determined by excluding the Revolving Exposure, unused Revolving Commitments, Tranche B Term Loan Exposure and Term Loan Exposure of each such other Class of any Defaulting Lender.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect (whether in Cash, Securities or other property), with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, (b) any payment or distribution, direct or indirect (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of any redemption, retirement, purchase, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower or any Restricted Subsidiary and (c) any payment or other distribution, direct or indirect (whether in Cash, Securities or other property) of or in respect of principal of or interest or premium on any Junior Indebtedness, or any payment or other distribution (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of the redemption, retirement, purchase, acquisition, defeasance (including in-substance or legal defeasance), exchange, conversion, cancelation or termination of any Junior Indebtedness; provided that any Special Mandatory Redemption/Repayment shall be deemed not to be a Restricted Junior Payment.
“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
“Resulting Revolving Borrowings” as defined in Section 2.23(e)(iv).
“Retained ECF Percentage” means, with respect to any Fiscal Year, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Fiscal Year.
“Returns” means (a) with respect to any Investment in the form of a loan or advance, the repayment to the investor in Cash or Cash Equivalents of principal thereof and (b) with respect to any Acquisition or other Investment, any return of capital (including dividends, distributions and similar payments and profits on sale to a Person other than the Borrower or a Subsidiary) received by the investor in Cash or Cash Equivalents in respect of such Acquisition or other Investment.
“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.
“Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder. As of the Amendment No. 2 Effective Date, the amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule 2.1 (for the

“Tranche B Term Borrowing” means a Borrowing comprised of Tranche B Term Loans.
“Tranche B Term Loan” means a term loan made by a Lender to the Borrower pursuant to Section 2.1(a)(i).
“Tranche B Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender, subject to any increase or reduction pursuant to the terms and conditions hereof. The initial amount of each Lender’s Tranche B Term Loan Commitment, if any, is set forth on Schedule 2.1 or in the Assignment Agreement pursuant to which such Lender shall have assumed its Tranche B Term Loan Commitment. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $400,000,000.
“Tranche B Term Loan Exposure” means, with respect to any Lender at any time, (a) prior to the making of Tranche B Term Loans hereunder, the Tranche B Term Loan Commitment of such Lender at such time and (b) after the making of Tranche B Term Loans hereunder, the aggregate principal amount of the Tranche B Term Loans of such Lender outstanding at such time.
“Tranche B Term Loan Maturity Date” means the date that is seven years after the Closing Date (or, if such date is not a Business Day, the immediately preceding Business Day).
“Transactions” means (a) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrower, the borrowing of Loans and the use of the proceeds thereof and (b) the payment of fees and expenses in connection with the foregoing.
“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Base Rate.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United

Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unrestricted Cash” means, on any date, Cash and Cash Equivalents owned on such date by the Borrower or any Restricted Subsidiary, as reflected on a balance sheet prepared as of such date in conformity with GAAP, provided that (a) such Cash and Cash Equivalents do not appear (and would not be required to appear) as “restricted” on a consolidated balance sheet of such Person prepared in conformity with GAAP and (b) the use of such Cash and Cash Equivalents for application to the payment of Indebtedness is not prohibited in any material respect by applicable law or any material Contractual Obligation and such Cash and Cash Equivalents are not contractually restricted in any material respect from being distributed to the Borrower.
“Unrestricted Subsidiary” means (a) any Escrow Subsidiary, (b) any Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary in the manner provided below and not subsequently redesignated as a “Restricted Subsidiary” in the manner provided below and (c) each Subsidiary of an Unrestricted Subsidiary.
The Borrower may designate any Subsidiary to be an “Unrestricted Subsidiary” by delivering to the Administrative Agent a certificate of a Financial Officer of the Borrower specifying such designation and certifying that such designated Subsidiary satisfies the requirements set forth in this definition (and including reasonably detailed calculations demonstrating satisfaction of the requirement in clause (b) below); provided that no Subsidiary may be designated as an Unrestricted Subsidiary unless (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving Pro Forma Effect to such designation, the Total Net Leverage Ratio, determined as of the last day of the then most recently ended Test Period, shall not exceed 2.95:1.00, (c) such Subsidiary does not own any Equity Interests in any of the Restricted Subsidiaries, (d) such Subsidiary does not own (or hold or control by lease, exclusive license or otherwise) any asset (including any Intellectual Property) that is material to the operation in the ordinary course of business of (i) the Borrower and the Restricted Subsidiaries, taken as a whole, or (ii) the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries, taken as a whole, (e) each Subsidiary of such Subsidiary has been designated as (and, for so long as it is a Subsidiary of the Borrower, continues as) an “Unrestricted Subsidiary” in accordance with this definition, (f) the Investments in such Unrestricted Subsidiary by the Borrower and the Restricted Subsidiaries (including, after giving effect to the next sentence, those resulting from such designation) are permitted under Section 6.6, (g) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under any Permitted Credit Agreement Refinancing Indebtedness and any Permitted Incremental Equivalent Indebtedness and (h) no Subsidiary may be designated as an Unrestricted Subsidiary if it was previously an Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary. Upon the designation of any Subsidiary as an Unrestricted Subsidiary, the Borrower and the Restricted Subsidiaries shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal at the time of such designation to the fair value of such Subsidiary (as determined reasonably and in good faith by a Financial Officer of the Borrower). The Borrower shall cause each Unrestricted Subsidiary to satisfy at all times the requirements set forth in clauses (c), (d) and (g) above.
The Borrower may designate any Unrestricted Subsidiary (other than any Escrow Subsidiary) as a “Restricted Subsidiary” by delivering to the Administrative Agent a certificate of a Financial Officer of the Borrower specifying such redesignation and certifying that such redesignation satisfies the requirements set forth in this paragraph; provided that (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence, at the time of such redesignation, of any Indebtedness, Liens and Investments of such Subsidiary existing at such time and (c) such Subsidiary shall have been or will promptly be designated a “restricted subsidiary” (or otherwise be subject to the covenants) under any Permitted Credit Agreement Refinancing Indebtedness and any Permitted Incremental Equivalent Indebtedness.
Notwithstanding anything in this Agreement or any other Credit Document to the contrary, nothing shall restrict or prohibit (a) the formation of an Escrow Subsidiary and (b) the holding by any Escrow Subsidiary of any Escrow Funds in any Escrow Account and the granting by any Escrow Subsidiary of, or the existence of, any Liens on any Escrow Account, the Escrow Funds or any documentation relating thereto, in each case, in favor of any Escrow Agent (or its designee).
“Unrestricted Subsidiary Reconciliation Statement” means, with respect to any balance sheet or statement of operations, comprehensive income, equity or cash flows of the Borrower, such financial statement (in substantially the same form) prepared on the basis of consolidating the accounts of the Borrower and the Restricted Subsidiaries and treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.
“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“US Special Resolution Regime” has the meaning set forth in Section 10.26.
“US Tax Compliance Certificate” as defined in Section 2.19(g)(ii)(B)(3).
“wholly owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned Subsidiary of such Person or any combination thereof.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2.  Accounting Terms; Certain Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in conformity with GAAP as in effect from time to time; provided that (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Requisite Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose) (in each case, other than as a result of the adoption of the Accounting Standards Update, Leases (Topic 842)), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, it being agreed that the Lenders and the Borrower shall negotiate in good faith such amendment, and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any Indebtedness or other liabilities of the Borrower or any Restricted Subsidiary at “fair value”, as defined therein and (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. It is understood and agreed that when any term of an accounting or financial nature refers to a determination being made on a “consolidated basis”, when such reference is made with respect to the Borrower and the Restricted Subsidiaries (or any Restricted Subsidiary and its Restricted Subsidiaries), such determination shall exclude from such consolidation the accounts of the Unrestricted Subsidiaries.
(b)  Notwithstanding anything to the contrary contained herein, for purposes of determining compliance with any test or covenant contained in this Agreement, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and any other financial ratio shall be calculated giving Pro Forma Effect to each Pro Forma Event occurring during the applicable period of four consecutive Fiscal Quarters to which such calculation relates or after the end of such period of four consecutive Fiscal Quarters but not later than the date of such calculation (notwithstanding

Equity Interests, and declare and make other Restricted Junior Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Borrower and the Restricted Subsidiaries);
(c)  the Borrower may pay dividends with respect to its common stock within 60 days after the declaration of such dividend; provided that at the date of such declaration, such payment would have complied with this Section 6.4 (it being understood that any dividends paid pursuant to this clause (c) shall be deemed for purposes of determining availability under the applicable clause under this Section 6.4, to have been paid under such clause);
(d)  the Borrower may make payments in respect of, or repurchases of its Equity Interests deemed to occur upon the “cashless exercise” of, stock options, stock purchase rights, stock exchange rights or other equity-based awards if such payment or repurchase represents a portion of the exercise price of such options, rights or awards or withholding taxes, payroll taxes or other similar taxes due upon such exercise, purchase or exchange;
(e)  the Borrower may make cash payments in lieu of the issuance of fractional shares representing Equity Interests in the Borrower in connection with the exercise of warrants, options or other Securities convertible into or exchangeable for common stock in the Borrower;
(f)  the Borrower may make Restricted Junior Payments in respect of its Equity Interests pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the Borrower and its Subsidiaries; provided that the amount of any such Restricted Junior Payments, together with the aggregate amount of all other Restricted Junior Payments made in reliance on this clause (~~e~~f) during the same Fiscal Year, shall not exceed the sum of (i) the greater of (x) $20,000,000 and (y) 1.0% of Consolidated Total Assets as of the last day of the then most recently ended Test Period, plus (ii) any unutilized portion of such amount in any preceding Fiscal Year ended after the Closing Date;
(g)  so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may repurchase common stock in the Borrower, provided that the aggregate amount of Restricted Junior Payments made in reliance on this clause (~~f~~g) shall not exceed the quotient obtained by dividing (i) the aggregate principal amount, without duplication, of all prepayments of the Tranche B Term Loans (other than any prepayments pursuant to Section 2.13 or in connection with any refinancing of any Tranche B Term Loans (including on account of incurrence of any Permitted Credit Agreement Refinancing Indebtedness)) by (ii) three (such repurchases, “Permitted Stock Repurchases”);
(h)  to the extent constituting Restricted Junior Payments of the type referred to in clause (a) or (b) of the definition of such term, the Borrower and the Restricted Subsidiaries may consummate the transactions permitted by Section 6.6 (other than in reliance on Section 6.6(q)) and Section 6.8 (other than in reliance on Section 6.8(b)(i)(D)) (it being understood that this clause (g) may be relied on to consummate any transaction that is technically subject to this Section 6.4 but is intended to be restricted primarily by any such other Section, but may not be relied on to consummate any transaction that is intended to be restricted primarily by this Section 6.4);

satisfied, the Borrower shall not permit the Secured Net Leverage Ratio to exceed ~~3.25:1.00~~3.75:1.00.
6.8.  Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries. (a) Neither the Borrower nor any Restricted Subsidiary will merge or consolidate with or into any other Person, or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), and neither the Borrower nor any Restricted Subsidiary shall Dispose (whether in one transaction or in a series of transactions) of assets that represent all or substantially all of the assets of the Borrower and the Restricted Subsidiaries, on a consolidated basis, except that:
(i)  any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;
(ii)  any Person (other than the Borrower) may merge or consolidate with or into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary;
(iii)  any Restricted Subsidiary may merge or consolidate with or into any Person (other than the Borrower) in a transaction permitted under Section 6.8(b) in which, after giving effect to such transaction, the surviving entity is not a Subsidiary, provided that such transaction shall not result in the Borrower and the Restricted Subsidiaries Disposing (whether in one transaction or in a series of transactions) of assets that represent all or substantially all of the assets of the Borrower and the Restricted Subsidiaries, on a consolidated basis; and
(iv)  any Restricted Subsidiary may liquidate or dissolve or may (if the validity, perfection and priority of the Liens created by the Collateral Documents are not adversely affected thereby) change its legal form, in each case if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any liquidation or dissolution of a Restricted Subsidiary that is a Guarantor Subsidiary, such Restricted Subsidiary shall at or before the time of such liquidation or dissolution transfer its assets to the Borrower or another Restricted Subsidiary that is a Guarantor Subsidiary and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor Subsidiary will remain a Guarantor Subsidiary unless such Restricted Subsidiary is otherwise permitted to cease being a Guarantor Subsidiary hereunder);
provided that, in the case of clauses (i), (ii) and (iii) above, any such merger or consolidation shall not be permitted unless it, and each Investment resulting therefrom, is also permitted under Section 6.6 (other than in reliance on Section 6.6(q)).
(b)  Neither the Borrower nor any Restricted Subsidiary will Dispose of, or exclusively license, any asset, including any Equity Interest, owned by it, except:
(i)  Dispositions of (A) inventory and goods held for sale in the ordinary course of business, (B) used, obsolete, worn out or surplus equipment in the ordinary course of business, (C) items of property no longer used or useful in the conduct of the business of varying, percentage of all rights and obligations of the assigning Lender hereunder; provided that a Lender may assign or transfer all or a portion of its Commitment or of the Loans owing to it of any Class without assigning or transferring any portion of its Commitment or of the Loans owing to it, as the case may be, of any other Class; and
(C)  in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, such Defaulting Lender’s applicable Pro Rata Share of Revolving Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (1) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each Revolving Lender hereunder (and interest accrued thereon), and (2) acquire (and fund as appropriate) its applicable Pro Rata Share of all Revolving Loans and participations in Letters of Credit; provided that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (C), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(d)  Mechanics. Assignments and transfers of Loans and Commitments by Lenders shall be effected by the execution and delivery to the Administrative Agent of an Assignment Agreement. In connection with all assignments, there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee thereunder may be required to deliver pursuant to Section 2.19(d), together with payment to the Administrative Agent by the assignor or the assignee of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (i) in the case of an assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender or (ii) if otherwise waived by the Administrative Agent in its sole discretion).
(e)  Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof (or of any Incremental Facility Agreement or Refinancing Facility Agreement) or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date (or, in the case of any Incremental Facility Agreement or Refinancing Facility Agreement, as of the date of the effectiveness thereof) or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be, (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view

DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.17.  Confidentiality. Each Agent and each Lender (which term shall for the purposes of this Section 10.17 include each Issuing Bank) shall hold all Confidential Information (as defined below) obtained by such Agent or such Lender in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent and the Collateral Agent may disclose Confidential Information to the Lenders and the other Agents and that each Agent and each Lender may disclose Confidential Information (a) to Affiliates of such Agent or Lender and to its and their respective Related Parties, independent auditors and other advisors, experts or agents who need to know such Confidential Information (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) (it being understood that the Persons to whom such disclosure is made will be advised of the confidential nature of such Confidential Information or shall otherwise be subject to an obligation of confidentiality), (b) to any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or other Obligations or any participations therein or to any direct or indirect contractual counterparties (or the advisors thereto) to any swap or derivative transaction relating to the Borrower, its Affiliates or its or their obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17 or otherwise reasonably acceptable to the Administrative Agent, the Collateral Agent or the applicable Lender, as the case may be, and the Borrower, including pursuant to the confidentiality terms set forth in the Confidential Information Memorandum or other marketing materials relating to the credit facilities governed by this Agreement), (c) to any rating agency, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information relating to the Credit Parties received by it from such Agent or such Lender, as the case may be, (d) customary information regarding the credit facilities governed by this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans and to market data collectors, including league table providers, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the syndication or administration of this Agreement, the other ~~Loan~~Credit Documents, the Loans and the Commitments, (e) for

other action by such Secured Party, any amendments, supplements or other modifications of any Permitted Intercreditor Agreement that the Borrower may from time to time request and that are reasonably acceptable to the Administrative Agent (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Obligations, any Permitted Credit Agreement Refinancing Indebtedness or any Permitted Incremental Equivalent Indebtedness, (ii) to confirm for any party that such Permitted Intercreditor Agreement is effective and binding upon the Administrative Agent and the Collateral Agent on behalf of the Secured Parties or (iii) to effect any other amendment, supplement or modification so long as the resulting agreement would constitute a Permitted Intercreditor Agreement if executed at such time as a new agreement.
(d)  Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to any Permitted Intercreditor Agreement.
(e)  Each of the Administrative Agent and the Collateral Agent shall have the benefit of the provisions of Sections 9, 10.2 and 10.3 with respect to all actions taken by it pursuant to this Section 10.24 or in accordance with the terms of any Permitted Intercreditor Agreement to the full extent thereof.
(f)  The provisions of this Section 10.24 are intended as an inducement to the secured parties under any Permitted Credit Agreement Refinancing Indebtedness or Permitted Incremental Equivalent Indebtedness to extend credit to the Borrower thereunder and such secured parties are intended third party beneficiaries of such provisions.
10.25.  Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among ~~the~~any such parties ~~hereto~~, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)  the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and
(b)  the effects of any Bail-In Action on any such liability, including, if applicable:
(i)  a reduction in full or in part or cancellation of any such liability;
(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~ Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of ~~any EEA~~the applicable Resolution Authority.
10.26.  Acknowledgment Regarding any Supported QFCs. (a) To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).
(b)  In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[Remainder of page intentionally left blank]